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                                                        EXHIBIT 12

                        AMOCO CORPORATION
                      ______________________

         STATEMENT SETTING FORTH COMPUTATION OF RATIO OF
                    EARNINGS TO FIXED CHARGES
               (millions of dollars, except ratios)


                                    Year Ended December 31,

                               1995     1994    1993     1992     1991

Determination of Income:
  Consolidated earnings
    before income taxes
    and minority interest..  $2,404   $2,491  $2,506   $  998   $2,035
  Fixed charges expensed by
    consolidated companies.     406      316     350      376      479
  Adjustments for certain
    companies accounted for
    by the equity method...      25        7      11       28       20

  Adjusted earnings plus
    fixed charges..........  $2,835   $2,814  $2,867   $1,402   $2,534

Determination of Fixed Charges:
  Consolidated interest on
    indebtedness (including
    interest capitalized)..  $  317   $  288  $  299   $  333   $  433
  Consolidated rental
    expense representative
    of an interest factor..      89       23      50       44       54
  Adjustments for certain
    companies accounted for
    by the equity method...       6        5       8       20       24

  Total fixed charges......  $  412   $  316  $  357   $  397   $  511

Ratio of earnings to
  fixed charges............     6.9      8.9     8.0      3.5      5.0